Exhibit 23.6

CONSENT OF FREEDONIA GROUP

The Freedonia Group (“Freedonia”) hereby consents to the references by Forterra Inc. (the “Company”) to Freedonia’s market and industry data and information cited in the Company’s Registration Statement on Form S-1 and any amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to the use of Freedonia’s name in connection with the use of such data and information in the Registration Statement. Freedonia also hereby consents to the filing of this consent as an exhibit to the Registration Statement.

/s/ Corinne Gangloff

Corinne Gangloff

Media Relations Director

The Freedonia Group, a division of MarketResearch.com

July 7, 2016